Water Now, Inc. Announces Three Year, $3 Million Agreement with DPIM-ID, LLC to Market and Distribute the Company’s Self-Contained Mobile Purification Units in India

Fort Worth, Texas, July XX 2019 -- Water Now, Inc. (“Water Now” or the “Company”) (OTC: WTNW), a leading water purification solutions company, today announced its initial international marketing and distribution agreement (the “Agreement”) with DPIM-ID, LLC for the sale of its Aqua 125 and Aqua 1000 self-contained mobile purification units in India. DPIM-ID, LLC is a marketing and distribution company based in Houston, TX, with long-standing business relationships in India. The Agreement is for three years and has the potential of providing $3 million in value to the Company. The Agreement contains performance incentives that can trigger the granting of an extended exclusive license to DPIM-ID, LLC in India.

A DPIM-ID LLC executive commented, “This agreement with Water Now allows our team to have a meaningful immediate impact on India’s dire need for clean, drinkable water for its growing population. We intend to move swiftly to introduce Water Now’s mobile purification units throughout the country. We are already working with local and federal authorities, along with the military, and have already began training on the Aqua 125 and Aqua 1000 units. We intend to begin our marketing efforts on August 1.”

David King, Chief Executive Officer of Water Now, stated, “DPIM-ID LLC is the perfect distribution partner to help grow our international marketing efforts. We are already marketing our units throughout the Far East, South America and Africa.”

The Company’s self-contained, GPS equipped mobile purification units can produce from 600 to 1,000 bottles of clear, clean and safe drinking water per day from ponds, rivers, oceans, and brackish water. These units are also capable of removing harmful bacteria, such as E-Coli, Legionnaires, Salmonella and various other micro-organisms.

About Water Now

Water Now, headquartered in Ft. Worth, Texas, has developed a water purification technology that cost-effectively produces portable water from fresh or saltwater sources. The Company also offers its HydraSpin oil separation services and has made available for purchase its newly developed HydraHeat heater.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements Water Now to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Water Now assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the Securities and Exchange Commission ("SEC"). There may be other factors not mentioned above or included in the Water Now's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. Water Now assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Contact:

Water Now, Inc.

Krista Carver

817-900-9184

kcarver@waternowinc.com

Porter, LeVay & Rose

Michael Porter

212-564-4700

mike@plrinvest.com

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